EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 16, 2001 in the Registration Statement and the related Prospectus of Octillion Corp. for the registration of up to 3,000,000 shares of its common stock.

/s/ Berenfeld, Spritzer, Shechter and Sheer

Berenfeld, Spritzer, Shechter and Sheer

Certified Public Accountants

Miami, Florida

November 21, 2005